Exhibit 99.1

JFrog Announces Early Lock-up Release

SUNNYVALE, Calif., November 23, 2020 — JFrog Ltd. (“JFrog”) (NASDAQ: FROG), the liquid software company, announced today the early lock-up release with respect to 25% of JFrog’s ordinary shares, par value NIS 0.01 per share (the “shares”) pursuant to the terms of the lock-up agreements entered into with the underwriters (“lock-up agreements”) of its initial public offering.

Pursuant to the lock-up agreements with the underwriters, the restricted period will end with respect to 25% of the shares subject to each lock-up agreement if certain price and other conditions are met on or after December 14, 2020. However, since JFrog will be in its standard quarterly trading blackout period on December 14, 2020, the lock-up agreements provide that the earliest early expiration threshold date will instead be the sixth trading day immediately preceding the commencement of such trading blackout period, which day is November 20, 2020. The conditions for early release were satisfied on November 20, 2020, and as a result 25% of the shares subject to each lock-up agreement will become eligible for sale in the public market at the open of trading on November 25, 2020.

The transfer agent and registrar for the Company’s ordinary shares is American Stock Transfer & Trust Company, LLC.

About JFrog

JFrog is on a “Liquid Software” mission to enable the flow of software seamlessly and securely from the developer’s keystrokes to production. The end-to-end, hybrid JFrog Platform provides the tools and visibility required by modern software development organizations to fully embrace the power of DevOps. JFrog’s universal, multi-cloud DevOps platform is available as open-source, self-managed, and SaaS services on AWS, Microsoft Azure, and Google Cloud. JFrog is trusted by millions of users and thousands of customers, including a majority of the Fortune 100 companies that depend on JFrog solutions to manage their mission-critical software delivery pipelines. JFrog has offices across North America, Europe, and Asia. Learn more at jfrog.com.

Investor Contact:

JoAnn Horne

jhorne@marketstreetpartners.com

415-445-3240